Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED APPOINTS CAPTAIN ROBERT HUGHES AS CHIEF OPERATIONS OFFICER

NEW YORK, December 18, 2018 – Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) announced today the appointment of Captain Robert Hughes as Chief Operations Officer, effective January 22, 2019. Reporting to the Chief Executive Officer, John C. Wobensmith, Captain Hughes will be based at the Company’s headquarters in New York and will oversee Genco’s operational and technical divisions.

Captain Hughes has over 20 years of operations and leadership experience in the drybulk and broader shipping industry. Most recently, Captain Hughes has been employed by Cargill Ocean Transportation, serving as Americas Operations and Global Technical Manager. Prior to joining Cargill in 2013, he served as Deputy Commercial Operations Manager for OSG Ship Management, and held senior positions at Stolt-Nielsen and the U.S. Merchant Marines. Since 1997, Captain Hughes has also held a variety of active and reservist U.S. naval positions in Asia, East Africa, Europe and the Middle East, currently serving as a Commanding Officer at Military Sealift Command in the U.S. Navy Reserve.

John C. Wobensmith, Chief Executive Officer, commented, “Robert has deep knowledge of the drybulk industry and brings significant operational and leadership experience to Genco. Over the past year and a half, we have transformed our commercial platform, providing a full-scale, 24-hour logistics solution to leading charterers and cargo providers. With the addition of Robert to our global team of drybulk professionals in New York, Singapore and Copenhagen, we have further strengthened our platform and ability to meet the exacting needs of our customers.”

“Genco has built a strong reputation in the industry, and I am delighted to join the Company during such an exciting time,” said Captain Hughes. “Genco has taken important steps to enhance its industry leadership and I look forward to working with the team to continue to meet the highest operational standards for our customers.”

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of December 18, 2018, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, four Panamax, six Ultramax, 20 Supramax and 13 Handysize vessels with an aggregate capacity of approximately 5,223,000 dwt.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550